Exhibit 99.1

  NEWS
                                                           COLUMBIA LABORATORIES CLOSES REGISTERED DIRECT COMMON STOCK AND WARRANT OFFERING

LIVINGSTON, NJ — October 28, 2009 — Columbia Laboratories, Inc. (Nasdaq: CBRX) has raised approximately $11,772,000 in gross proceeds to the Company through the sale of 10,900,000 shares of its common stock and warrants to purchase 5,450,000 shares of its common stock in a registered direct offering.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock at a price of $1.08 per unit in a registered direct offering. The warrants will be exercisable at an exercise price of $1.52 per share of common stock at any time on or after April 30, 2010 and ending on April 30, 2015. Net proceeds to the Company are expected to be approximately $10,709,000 after offering-related fees and expenses.
 “This was an important transaction for Columbia and our shareholders.  Its closing means we will be able to complete the ongoing PREGNANT Study whether or not we proceed with a partnership, while also strengthening our position in partnership discussions.  PREGNANT Study data, if positive, will enable us to file with the FDA for the short cervix indication in the fourth quarter of 2010,” stated Robert S. Mills, president and chief executive officer of Columbia Laboratories.

 Mr. Mills continued: “This transaction will also fund the execution of our life cycle management program for the progesterone franchise. Our next-generation progesterone products will extend our patent protection for an additional six years, thereby ensuring continued growth and returns on our investments and those of our shareholders. The proceeds of the offering will also be used for general corporate purposes.”
 The shares and warrants were offered pursuant to an effective registration statement previously filed with the Securities and Exchange Commission (Registration No. 333-155530). Oppenheimer & Co. Inc. and The Benchmark Company, LLC served as lead placement agent and co-placement agent, respectively, for the transaction. The units were offered by means of a prospectus and an accompanying prospectus supplement, a copy of which can be obtained from Oppenheimer & Co. Inc., 300 Madison Avenue, 4th Floor, New York, NY 10017, or by calling (800) 221-5588, or The Benchmark Company, LLC, 40 Fulton Street, 19th Floor, New York, NY 10038, or by calling (800) 207-7455.

 An electronic copy of the prospectus and prospectus supplement is also available on the website of the Securities and Exchange Commission (the "SEC") at http://www.sec.gov.
 This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer of the securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued in connection with such offering.

About Columbia Laboratories

Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia’s U.S. sales organization markets CRINONE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s partners market CRINONE® 8%, STRIANT® and three other products to additional U.S. and foreign markets.

The Company is conducting, in collaboration with the NIH, the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study, a randomized, double blind, placebo controlled 450-patient Phase III clinical trial evaluating the ability of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of the study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo.

For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of October 28, 2009, the date on which they were made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel) and STRIANT® (testosterone buccal system) in the U.S.; the successful marketing of CRINONE® 8% by Merck Serono; the timely and successful development of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of the short cervix indication for PROCHIEVE 8% by the U.S. Food and Drug Administration and international regulatory agencies; whether we elect to exercise our right to extend the balance due on the PharmaBio royalty agreement to 2011; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; the strength of the U.S. dollar relative to international currencies, particularly the Euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

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Contact:
Lawrence A. Gyenes
Senior Vice President, Chief Financial Officer & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey
Co-President
Rx Communications Group, LLC
(917) 322-2571